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                                                                       EXHIBIT 5


                               October 24, 1996




Cal-Maine Foods, Inc.
3320 Woodrow Wilson Drive
Jackson, Mississippi   39209

                 Re:      Cal-Maine Foods, Inc.
                          Registration Statement on Form S-1

Gentlemen:

                 We have acted as counsel to Cal-Maine Foods, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-1 filed with the Commission today (together with all exhibits thereto, the "Registration Statement"). The Registration Statemetn relates to an underwritten public offering of up to 2,500,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to be made through a group of investment bankers (the "Underwriters") headed by Paulson Investment Company, Inc. (the "Representative"). In addition, the Registration Statement relates to up to 375,000 shares of Common Stock that may be issued to the Underwriters upon the exercise of an over-allotment option and up to 250,000 shares of Common Stock that may be issued under the exercise of Warrants to be issued to the Representative. A form of underwriting agreement is filed as
Exhibit 1, and a form of warrant agreement is filed as Exhibit 4.3 to the Registration Statemetn (respectively, the "Underwriting Agreemtn" and "Warrant Agreement"). The 3,125,000 shares of Common Stock referred to above are collectively referred to herein as the "Shares".

                 We have examined (1) the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, (2) the By-Laws, as amended, of the Company, certified by the Secretary of the Company as being those currently in effect, (3) the Registration Statement, (4) the Underwriting Agreement, (5) the Warrant Agreement, and (6) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below:

                 Based upon the foregoing, it is our opinion that:

                 1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

                 2.       When the following events shall have occurred:

                          (a) the Registration Statement shall have been ordered effective by the Commission in accordance with the Securities Act of 1933, as amended, and
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                          (b)     the Shares shall have been paid for and
                                  issued in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, and as provided in the Registration Statement,

the Shares thus sold will be legally issued, fully paid and nonassessable.

                 This firm hereby consents to the reference to it under the heading "Legal Matters" appearing in the Prospectus which is part of the Registration Statement.

                                        Sincerely,



                                        WELLS, MOORE, SIMMONS & NEELD